EXHIBIT 99.1



         ECHO
Electronic Clearing House


FOR IMMEDIATE RELEASE
---------------------


                   ELECTRONIC CLEARING HOUSE (ECHO) ANNOUNCES
                          THIRD QUARTER FY 2005 RESULTS

               -  TOTAL REVENUE INCREASES 15.6% TO $14.3 MILLION
             -  CHECK-RELATED REVENUE GROWS 30.5% TO $3.7 MILLION

CAMARILLO,  CALIF.,  AUGUST  8,  2005 - Electronic Clearing House, Inc. (NASDAQ:
ECHO), a leading provider of electronic payment and transaction processing services, today reported financial and operating results for the three months ended June 30, 2005.

THIRD  QUARTER  HIGHLIGHTS:

-    Total revenue increased 15.6% to $14.3 million
-    Bankcard and transaction processing revenue advanced 11.1% to $10.6 million
-    Check-related  revenue  grew  30.5%  to  $3.7  million
-    ACH  transactions  processed  increased  29.5%  to 7.9 million transactions
- Gross margin from processing and transaction revenue was 36.3% for the current quarter, versus 36.5% for the same period last year
-    Diluted  EPS of $0.06, as compared to diluted EPS of $0.09 in third quarter
     (Q3)  2004

"Overall, we are pleased with our two primary business segments' performance at this stage in the fiscal year," stated Joel M. Barry, Chairman and CEO of Electronic Clearing House, Inc. "However, abnormally high legal and regulatory compliance costs continued to impact ECHO's profitability, but we expect that legal expense related to a patent lawsuit will decrease in the second half of calendar 2005."

"Our main corporate priority for the balance of this year remains focused on revenue growth, which we believe will lead to enhanced profitability once legal and regulatory costs normalize and the Company's ongoing IT initiatives are implemented to reduce processing costs for our card-based transactions."

"As we expected, ECHO's bankcard business returned to its historical pace of growth in the third quarter, which we plan on maintaining going forward. We believe that the additional sales resources devoted to the division and more targeted marketing efforts brought its performance back in line with our internal plans."

"Our check business continues to experience good growth. The Visa POS Check Service program now connects to upwards of 40% of personal checking accounts in some parts of the nation. Combining this fact with the positive, empirical feedback that we are receiving from current program participants on the overall value of the program, we believe Visa's increased connectivity and ECHO's proven performance will become very compelling reasons for major retail chains to participate in the Visa POS Check Service program."

THIRD QUARTER FINANCIAL HIGHLIGHTS
----------------------------------

Total revenue for the third quarter of fiscal 2005 (Q3 2005) was $14.3 million, an increase of 15.6%, versus $12.4 million in the prior year quarter. The increase can be primarily attributed to the 11.1% growth in bankcard processing revenue and 30.5% revenue growth in the check services business segment as compared to the same period last year. This growth has occurred organically from our existing merchants and from other marketing initiatives.

Bankcard processing and transaction revenue was up by 11.1% from $9.5 million for the prior year quarter to $10.6 million in Q3 2005. This revenue increase was mainly attributable to organic growth and new merchants generated from other marketing programs.

Check-related revenues increased 30.5% to $3.7 million, or 25.9% of total revenues, for the three months ended June 30, 2005, compared with $2.8 million, or 23.0% of total revenues, in the prior-year quarter. This was attributable to the increase in ACH processing, which advanced 29.5% for a total of 7.9 million transactions in the quarter ended June 30, 2005, as compared to 6 million in the prior year quarter.

Gross margin from processing and transaction services remained relatively consistent at 36.3% for the current quarter as compared to 36.5% for the same period last year. This slight decrease was from a higher commission expense that was offset by relatively fixed data center processing costs.

Other operating costs, such as personnel costs, telephone and depreciation expenses increased 20.4%, from $1,240,000 in the third quarter of 2004 to $1,493,000 for the current fiscal quarter as a result of the increase in personnel costs and telephone expenses.

Research and development (R&D) expenses remained relatively constant for the quarter ended June 30, 2005 at $354,000 as compared to $363,000 for same period last year. We anticipate that this level of investment will continue throughout the remainder of this year.

Selling, general and administrative (SG&A) expenses increased 42.6% from $1,880,000 in the third fiscal quarter of 2004 to $2,680,000 for the current fiscal quarter. This $800,000 increase was primarily attributable to: 1) $518,000 of legal expense primarily related to a patent litigation claim; and 2) approximately $100,000 in one-time professional service expenses. As a percentage of total revenue, selling, general and administrative expenses increased from 15.2% in the third fiscal quarter of 2004 to 18.8% in the quarter ended June 30, 2005. As a result of the completion of the discovery and deposition phase of the patent lawsuit in July 2005, legal expenses related to the patent lawsuit should decrease for the second half of 2005, until the case gets closer to trial in April 2006.

Operating income for the quarter ended June 30, 2005 was $703,000 as compared to operating income of $1,082,000 in the same period last year. The decrease in operating income was primarily due to the increase in SG&A expenses.

The Company reported net income of $433,000, or $0.06 per share on a fully diluted basis, in the Q3 2005, as compared to $144,000, or $0.02 per share, in the second quarter of fiscal 2005, and $651,000, or $0.09 per fully diluted share, in the third quarter of fiscal 2004.

"ECHO's balance sheet remains strong, with $6.8 million in cash and cash equivalents, $7.6 million in working capital, $766,000 in long-term debt and capital leases, and $17.3 million in stockholders' equity as of June 30, 2005," emphasized Mr. Barry.

BUSINESS OUTLOOK

"For the fourth quarter and full-year of fiscal 2005, we maintain our prior forecast of double digit revenue growth in both of our business segments," concluded Mr. Barry.

CONFERENCE CALL

The Company will host a conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today to discuss third quarter FY 2005 results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investor Relations section of ECHO's website at www.echo-inc.com.

ABOUT ELECTRONIC CLEARING HOUSE, INC. (ECHO)
ECHO  (www.echo-inc.com)  provides a complete solution to the payment processing
       ----------------
needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, and check collection.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Examples of forward-looking statements included in this press release include statements relating to the growth in ECHO's check services program and bankcard and transaction processing services, double digit revenue growth, and anticipated lower expenses. Potential risks and uncertainties that may cause actual results to differ materially include, but are not limited to, such factors as unanticipated events causing litigation expenses to exceed estimates, additional time and resources required to comply with compliance efforts, fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.




                           - FINANCIAL TABLES FOLLOW -

                                        ELECTRONIC CLEARING HOUSE, INC.
                                          CONSOLIDATED BALANCE SHEETS
                                                 (UNAUDITED) *

                                                     ASSETS

                                                                                    JUNE 30,     SEPTEMBER 30,
                                                                                      2005           2004
                                                                                  ------------  ---------------
Current assets:
  Cash and cash equivalents                                                       $ 6,800,000   $    7,576,000
  Restricted cash                                                                   1,225,000        1,024,000
  Settlement deposits                                                              18,472,000       18,282,000
  Settlement receivable less allowance of $25,000 and $22,000                         835,000          451,000
  Accounts receivable less allowance of $126,000 and $111,000                       2,092,000        1,943,000
  Prepaid expenses and other assets                                                   393,000          368,000
  Deferred tax asset                                                                  148,000          279,000
                                                                                  ------------  ---------------
    Total current assets                                                           29,965,000       29,923,000

Noncurrent assets:
  Property and equipment, net                                                       2,397,000        2,293,000
  Software, net                                                                     8,510,000        6,844,000
  Other assets, net                                                                   304,000          368,000
                                                                                  ------------  ---------------

    Total assets                                                                  $41,176,000   $   39,428,000
                                                                                  ============  ===============

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and current portion of long-term debt and capital leases  $   552,000   $      878,000
  Accounts payable                                                                    358,000          305,000
  Settlement payable                                                               19,519,000       18,733,000
  Accrued expenses                                                                  1,979,000        2,003,000
                                                                                  ------------  ---------------
    Total current liabilities                                                      22,408,000       21,919,000

Noncurrent liabilities:
  Long-term debt and capital leases                                                   766,000          704,000
  Deferred tax liability                                                              714,000          565,000
                                                                                  ------------  ---------------
    Total liabilities                                                              23,888,000       23,188,000
                                                                                  ------------  ---------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $0.01 par value, 36,000,000 authorized:
  6,554,481 and 6,451,331 shares issued; 6,516,212 and
  6,413,062 shares outstanding                                                         65,000           64,000
  Additional paid-in capital                                                       25,076,000       24,658,000
  Accumulated deficit                                                              (7,387,000)      (8,016,000)
  Less treasury stock at cost, 38,269 common shares                                  (466,000)        (466,000)
                                                                                  ------------  ---------------
    Total stockholders' equity                                                     17,288,000       16,240,000
                                                                                  ------------  ---------------

Total liabilities and stockholders' equity                                        $41,176,000   $   39,428,000
                                                                                  ============  ===============


* NOTE: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.

                                    ELECTRONIC CLEARING HOUSE, INC.
                                 CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (UNAUDITED) *




                                                      THREE MONTHS                 NINE MONTHS
                                                      ENDED JUNE 30,              ENDED JUNE 30,
                                                      --------------              --------------
                                                    2005          2004          2005          2004
                                                ------------  ------------  ------------  ------------
REVENUE:                                        $14,281,000   $12,356,000   $40,362,000   $35,822,000

COSTS AND EXPENSES:
  Processing and transaction expense              9,051,000     7,791,000    25,783,000    22,494,000
  Other operating costs                           1,493,000     1,240,000     4,236,000     3,903,000
  Research and development expense                  354,000       363,000     1,271,000     1,090,000
  Selling, general and administrative expenses    2,680,000     1,880,000     8,044,000     5,534,000
                                                ------------  ------------  ------------  ------------
                                                 13,578,000    11,274,000    39,334,000    33,021,000
                                                ------------  ------------  ------------  ------------

Income from operations                              703,000     1,082,000     1,028,000     2,801,000
Interest income                                      37,000        19,000        95,000        49,000
Interest expense                                    (29,000)      (31,000)      (87,000)     (146,000)
Gain on sale of building                                -0-           -0-           -0-     1,319,000
                                                ------------  ------------  ------------  ------------

Income before provision for income taxes            711,000     1,070,000     1,036,000     4,023,000

Provision for income taxes                         (278,000)     (419,000)     (407,000)   (1,577,000)
                                                ------------  ------------  ------------  ------------

Net income                                      $   433,000   $   651,000   $   629,000   $ 2,446,000
                                                ============  ============  ============  ============

Basic net earnings per share                    $      0.07   $      0.10   $      0.10   $      0.39
                                                ============  ============  ============  ============

Diluted net earnings per share                  $      0.06   $      0.09   $      0.09   $      0.35
                                                ============  ============  ============  ============

Weighted average shares outstanding
    Basic                                         6,512,411     6,347,919     6,469,632     6,289,843
                                                ============  ============  ============  ============
    Diluted                                       6,942,122     6,977,897     6,956,111     6,890,389
                                                ============  ============  ============  ============


* NOTE: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.

                         ELECTRONIC CLEARING HOUSE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED) *


                                                           NINE MONTHS
                                                          ENDED JUNE 30,
                                                          --------------
                                                       2005          2004
                                                   ------------  ------------
Cash flows from operating activities:
  Net income                                       $   629,000   $ 2,446,000
  Adjustments to reconcile net income to net
  cash provided by operating activities:
  Gain on sale of building                                 -0-    (1,319,000)
  Depreciation                                         558,000       446,000
  Amortization of software                           1,258,000     1,061,000
  Provision for losses on accounts receivable           31,000        84,000
  Deferred income taxes                                280,000     1,561,000
  Stock option compensation                              8,000        25,000
  Tax benefit from exercise of stock option             82,000           -0-
 Changes in assets and liabilities:
  Restricted cash                                     (201,000)      (65,000)
  Settlement deposits                                 (190,000)   (5,120,000)
  Accounts receivable                                 (177,000)      (82,000)
  Settlement receivable                               (387,000)      219,000
  Accounts payable                                      53,000      (455,000)
  Settlement payable                                   786,000     4,891,000
  Accrued expenses                                     (24,000)      165,000
  Prepaid expenses and other assets                    (25,000)       68,000
                                                   ------------  ------------

  Net cash provided by operating activities          2,681,000     3,925,000
                                                   ------------  ------------

Cash flows from investing activities:
  Other assets                                          36,000        17,000
  Purchase of equipment                               (623,000)     (398,000)
  Proceed from sale of building                            -0-     2,233,000
  Purchased and capitalized software                (2,896,000)   (2,554,000)
                                                   ------------  ------------

  Net cash used in investing activities             (3,483,000)     (702,000)
                                                   ------------  ------------

Cash flows from financing activities:
  Proceeds from issuance of notes payable              400,000       811,000
  Repayment of notes payable                          (330,000)   (1,827,000)
  Repayment of capitalized leases                     (373,000)     (476,000)
  Proceeds from private placement of common stock          -0-     2,693,000
  Proceeds from exercise of stock options              329,000       131,000
                                                   ------------  ------------

  Net cash provided by financing activities             26,000     1,332,000
                                                   ------------  ------------

Net (decrease) increase in cash                       (776,000)    4,555,000
Cash and cash equivalents at beginning of period     7,576,000     2,908,000
                                                   ------------  ------------

Cash and cash equivalents at end of period         $ 6,800,000   $ 7,463,000
                                                   ============  ============


* NOTE: Selected financial information. Please see the appropriate Company reports on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission for complete financial information and Notes.

CONTACT:
-------
Donna Rehman, Corporate Secretary             Crocker Coulson, President
(800) 262-3246, ext. 8533                     CCG Investor Relations
Electronic Clearing House, Inc.               (310) 231-8600
Camarillo, CA                                 E-MAIL: crocker.coulson@ccgir.com
                                                      -------------------------
URL:http://www.echo-inc.com
---------------------------
E-MAIL:corp@echo-inc.com
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